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                                                                   Exhibit 10.25

                        BUSINESS ADVISORY BOARD AGREEMENT

     THIS AGREEMENT is by and between Ecology Coatings, Inc., a California corporation (the "Company"), and Dr. William F. Coyro, Jr. ("Coyro"), by and through The Rationale Group, LLC, a Michigan limited liability company, and is entered to be effective as of June 1, 2007 (the "Effective Date").

                                    RECITALS

     WHEREAS, the Company desires to retain Coyro for Chairman of the Compnay's Business Advisory Board;

     WHEREAS, the Company has determined that it is desirable to provide Coyro with compensation and benefits terms which adequately compensate Coyro for the services he renders to the Company, and, to ensure such compensation and benefits are consistent with those of like consultants of other public companies; and

     WHEREAS, Coyro is willing to serve as Chairman of the Business Advisory Board upon the terms and conditions set forth herein.

                                    AGREEMENT

     Now, therefore, it is hereby agree as follows:

     1. TERM. The term of this Agreement shall commence as of the Effective Date and shall expire, subject to earlier termination of employment as hereinafter provided, on June 1, 2009.

     2. POSITION AND DUTIES. During the term of this Agreement, Coyro shall serve as Chairman of the Business Advisory Board and shall have the normal duties, responsibilities, functions and authority of such position, subject to the powers of the Company's Board of Directors and Chief Executive Officer to expand or limit such duties, responsibilities, functions and authority, limited only to those duties, responsibilities, functions and authority commensurate with an advisory board position. Without limiting the foregoing, Coyro shall:
(i) attract and recruit seasoned professionals to serve on the Business Advisory Board; (ii) identify potential investors to the Company, and; (iii) act as a strategic Coyro and mentor to the Company's management team. Coyro shall serve on a part-time basis.

     3. COMPENSATION.

          3.1 Monthly Consulting Fee. During the term of the Agreement, the Company shall pay Coyro Eleven Thousand and 00/100 dollars ($11,000.00) per month via a cheque made payable to The Rationale Group, LLC beginning on June 30, 2007 and continuing with like payments on the last business day of each month thereafter.

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          3.2 Options. The Company shall issue Coyroy options to purchase Two
     Hundred Thousand (200,000) shares of the Company's common stock. The exercise price of the options shall be Two and 00/100 dollars ($2.00) per share. The options shall vest as follows: 25% on the six (6) month anniversary of the Effective Date; 50% on the twelve (12) month anniversary of the Effective Date; 75% on the eighteen (18) month anniversary of the Effective Date, and; 100% on the twenty-four (24) month anniversary of the Effective Date. The options shall have a ten (10) year term from the date of issue. Should this Agreement terminate prior to June 1, 2009, Coyro shall be entitled, on a pro rata basis, to those options which have vested as of the date of termination. For example, if this Agreement is terminated on April 1, 2008, Coyro shall be issued options to purchase Seventy-Five Thousand (75,000) shares of the Company's common stock.

          3.3 Expenses. Coyro shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Coyro in the conduct of Company business. Coyro must present to the Company reasonably detailed receipts with respect to all expenses prior to any reimbursement. All expenses must be pre-approved by the Chief Financial Officer of the Company, or his designee.

          3.4 No Other Compensation. Except as explicitly provided for herein, Coyro shall not be entitled to any additional compensation unless hereafter agreed to by the parties.

     4. TERMINATION.

          4.1 Termination by the Company. The Company may terminate this Agreement immediately for Cause. For purposes hereof, "Cause" shall mean:
     (a) the continued failure of Coyro to perform substantially Coyro's duties with the Company as set forth in Section 2, or; (b) dishonest or fraudulent conduct, a deliberate attempt to do injury to the Company, or other conduct, past or present, that materially discredits the Company or is materially detrimental to the reputation of the Company including Coyro's conviction of or plea of guilty or no contest to a felony under any state or federal statute, which is materially injurious to the Company.

          4.2 Death of Coyro. This Agreement shall terminate immediately upon the death of Coyro, except that Coyro's estate shall be entitled to receive any amount accrued under Section 3 for the period prior to Coyro's death and any other amount to which Coyro was entitled of the time at his death.

     5. CONFIDENTIAL INFORMATION. Coyro acknowledges that, in the course of carrying out, performing and fulfilling Coyro's duties hereunder, Coyro will have access to and will be entrusted with detailed, confidential and sensitive information relating to the business of the Company (the "Confidential Information") the disclosure


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of any of which Confidential Information would be highly detrimental to the interests of the Company. Except as may be required in the course of carrying out Coyro's duties hereunder, Coyro covenants and agrees with the Company that Coyro will not disclose either during the term of this Agreement or at any time thereafter, any of such Confidential Information to any person (subject to legal compulsion).

     6. MUTUAL INDEMNITY. The Company hereby agrees to indemnify and save harmless Coyro against all damage costs, claims and expenses incurred in connection with the provision of Coyro's services to the Company in accordance with the terms of this Agreement (other than as a result of negligence on the part of Coyro) and this subparagraph shall survive the termination of this Agreement. Coyro hereby agrees to indemnify and save harmless the Company and its directors, officers, shareholders and employees against all damage costs, claims and expenses incurred in connection with the provision of Coyro's services to the Company in accordance with the terms of this Agreement (other than as a result of negligence on the part of the Company) and this subparagraph shall survive the termination of this Agreement.

     7. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, as of the Effective Date any prior agreement or understanding between the Company and Coyro with respect to Coyro's relationship with the Company. The unenforceability of nay provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by agreement in writing signed by Coyro and the Company, or any waiver, change, discharge or modification as sought. Waiver or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

     8. ATTORNEYS' FEES and COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

     9. GOVERNING LAW. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Michigan.

     10. ASSIGNMENT. This Agreement shall not be assigned to other parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.


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The Company

Ecology Coatings, a California corporation


-------------------------------------
Adam S. Tracy, Esq.
Vice President


The Rationale Group, LLC


-------------------------------------
Dr. William F. Coyro, Jr., President
The Rationale Group, LLC


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